                                                                    EXHIBIT 99.1
[UNITED RENTALS LOGO]

--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE

                  UNITED RENTALS REPORTS THIRD QUARTER RESULTS

     GREENWICH, CT, October 25, 2001 - United Rentals, Inc. (NYSE:URI) today announced financial results for the third quarter ended September 30, 2001. The Company reported revenues of $795 million compared with $859 million in the third quarter of 2000. Same store rental revenues grew 4% year over year. Rental revenues were 78.7% of total revenues, sales of rental equipment were 4.5%, and sales of other equipment and merchandise and other revenues were 16.8%. Sharing of equipment among branches generated 10.5% of third quarter rental revenues, compared with 10.9% in the third quarter of 2000. The Company's equipment utilization rate was 66.4%, compared with 68.7% in the year ago quarter. Rental rates declined 0.7% in the third quarter compared with the third quarter of 2000.

     Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter were $276 million, compared with $304 million in the same period last year. Net income for the quarter was $62.1 million, compared with $75.4 million in the same period last year. Diluted earnings per share for the third quarter were $0.63, compared with $0.79 reported in last year's third quarter.

     Bradley Jacobs, chairman and chief executive officer, said, "The third quarter results were in line with our revised outlook and reflect the impact of the current economic downturn as well as our decision to sell less used equipment this year. Despite the economic slowdown, we generated 4% same store rental revenue growth, recorded solid EBITDA and operating margins, and repaid $61 million of debt. We also reduced our SG&A expenses by 10.9% on a year over year basis."

     For the nine-month period ended September 30, 2001, revenues were $2.18 billion, compared with $2.17 billion reported for the first nine months of 2000. EBITDA for the period was $701 million compared with $730 million in the same period last year. Net income for the nine-month period was $115 million, compared with $140 million reported in last year's first nine months. Diluted earnings per share were $1.22, excluding charges taken in the second quarter totaling $0.38, compared with $1.49 reported in the same nine-month period of 2000. Results for the nine months exclude charges of $54.8 million ($0.38 per diluted share).

     The Company also announced that it has withdrawn a registration statement for an offering of common stock by the Colburn Music Fund.

     The Company will conduct an investor conference call at 11:00 AM (EDT) today. Interested parties can participate by dialing 1-913-981-5522. The call will also be broadcast live on the Internet at http://www.vcall.com.

                                     -more-

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     United Rentals, Inc. is the largest equipment rental company in North
America, with an integrated network of more than 740 branches in 47 states, seven Canadian provinces, and Mexico. The Company's 15,000 employees serve over
1.4 million customers including construction and industrial companies, manufacturers, utilities, municipalities, homeowners and others. The Company offers for rent over 600 different types of equipment with a total original cost of approximately $3.6 billion. Additional information about United Rentals is available at the Company's web site at www.unitedrentals.com.

     Certain statements contained in this press release are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "on track" or "anticipates" or the negative thereof or comparable terminology, or by discussions of strategy. The Company's business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may materially differ from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) continuing unfavorable industry conditions could lead to a decrease in demand for the Company's equipment and to a decline in prices realized by the Company for its products and services, (2) governmental funding for highway and other construction projects may not reach expected levels, (3) the Company cannot be certain that it will have access to the additional capital that it may require or that its cost of capital will not increase, (4) the Company may be required to pay increased prices for acquisitions, and it may experience difficulty in integrating and deriving synergies from acquisitions, (5) companies that United Rentals acquires could have undiscovered liabilities, and (6) the Company is highly dependent on the services of its senior management. These risks and uncertainties, as well as others, are discussed in greater detail in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

                                      # # #
Contact:
Fred Bratman
Vice President, Corporate Communications
United Rentals, Inc.
203-622-3131
fbratman@ur.com

                           (financial table attached)




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                              UNITED RENTALS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (Unaudited)
                          (000's except per share data)

                                                         Three months ended                  Nine months ended
                                                            September 30                       September 30
                                                        2001             2000             2001              2000
                                                      --------          --------       ----------        ----------
Revenues:
  Equipment rentals                                   $626,286          $610,499       $1,670,036        $1,522,131
  Sales of rental equipment                             35,442            99,806          107,681           254,977
  Sales of equipment and
     merchandise and other revenues                    133,755           148,728          404,883           390,833
                                                      --------          --------       ----------        ----------
Total revenues                                         795,483           859,033        2,182,600         2,167,941

Cost of revenues:
  Cost of equipment rentals,
    excluding depreciation                             290,098           263,262          790,234           659,876
  Depreciation of rental equipment                      81,508            87,502          239,862           246,537
  Cost of rental equipment sales                        21,363            58,570           63,744           149,738
  Cost of equipment and merchandise
    sales and other operating costs                     97,272           108,995          294,888           293,304
                                                      --------          --------       ----------        ----------
Total cost of revenues                                 490,241           518,329        1,388,728         1,349,455
                                                      --------         ---------       ----------        ----------

Gross profit                                           305,242           340,704          793,872           818,486

Selling, general and administrative expenses           110,956           124,492          332,671           335,461
Restructuring charge                                                                       28,922
Non-rental depreciation and amortization                27,051            21,889           80,289            62,610
                                                      --------          --------       ----------        ----------

Operating income                                       167,235           194,323          351,990           420,415

Interest expense                                        61,601            65,933          185,940           181,893
Other (income) expense, net                               (438)             (484)           6,497              (796)
                                                      --------          --------       ----------        ----------
Income before provision for income taxes
  and extraordinary item                               106,072           128,874          159,553           239,318

Provision for income taxes                              44,020            53,483           69,154            99,317
                                                      --------          --------       ----------        ----------

Income before extraordinary item                        62,052            75,391           90,399           140,001
Extraordinary item                                                                         11,317
                                                      --------          --------       ----------        ----------
Net income                                            $ 62,052          $ 75,391       $   79,082        $  140,001
                                                      ========          ========       ==========        ==========

Diluted earnings per share                               $0.63(b)          $0.79(b)         $0.84(a)          $1.49(b)
                                                         =====             =====            =====             =====

Weighted average diluted
  shares outstanding                                   103,515            99,533           93,990            99,407

(a) Diluted earnings per share was $1.22 for the nine months ended September 30, 2001 before deducting $0.38 per share of charges for restructuring expenses and debt refinancing.

(b) Diluted earnings per share for the three months ended September 30, 2001, and the three and nine months ended September 30, 2000 are calculated by treating the Company's quarterly income preferred securities on an as converted basis.